Exhibit 99.1

FOR IMMEDIATE RELEASE

Chemtura Corporation Terminates Rights Offering

PHILADELPHIA, Pa., September 23, 2010 — Chemtura Corporation, debtor-in possession (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”), today announced that it has terminated its previously announced rights offering to eligible holders to purchase up to 7,385,524 shares of new common stock.

As previously disclosed, on March 18, 2009, Chemtura and 26 of its U.S. subsidiaries (collectively, with Chemtura, the “Domestic Debtors”) filed voluntary petitions for reorganization, and on August 8, 2010, Chemtura Canada Co./Cie (“Chemtura Canada,” and, collectively with the Domestic Debtors, the “Debtors”) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On August 5, 2010, the Debtors filed with the Bankruptcy Court the solicitation version of their joint plan of reorganization (as it may be further amended, supplemented or modified, the “Plan”) and accompanying disclosure statement (as it may be further amended, supplemented or modified, the “Disclosure Statement”). The Bankruptcy Court approved the Disclosure Statement on August 5, 2010. On September 2, 2010, Chemtura filed a supplement to the Plan with the Bankruptcy Court, as contemplated by the Plan.

Each class of creditors entitled to vote on the Plan has voted to support the Plan, while the holders of Class 13a interests, primarily consisting of the equity holders of the Debtors, voted to reject the Plan. The previously proposed rights offering to eligible holders to purchase up to 7,385,524 shares of new common stock was conditioned upon the holders of Class 13a interests voting to support the Plan, and therefore, such rights offering has been terminated by the Company, and the shares of common stock registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-1 will be deregistered by a post-effective amendment.

The treatment of holders of Class 13a interests when the Plan becomes effective, if confirmed, is described in the Plan and Disclosure Statement.

About the Company

Chemtura, with 2009 sales of $2.3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors. Important factors that could cause actual outcomes to differ materially from those in the forward-looking statements include the following: our ability to satisfy any conditions precedent to funding our anticipated exit financing facilities including the term loan facility, risks and uncertainties associated with our Plan, including our ability to successfully complete a restructuring of our balance sheet, and other factors described in our periodic reports, including Item 1A Risk Factors of our Quarterly Report on Form 10-Q for the period ended June 30, 2010.